EXECUTION VERSION

CREDIT AGREEMENT

Dated as of May 8, 2008

among

RHI ENTERTAINMENT HOLDINGS, LLC

as Borrower,

THE LENDERS REFERRED TO HEREIN

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES INC.

as Sole Bookrunner and Sole Lead Arranger

CREDIT AGREEMENT, dated as of May 8, 2008, (as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”) among (i) RHI ENTERTAINMENT HOLDINGS, LLC, a Delaware limited liability company, as Borrower, (ii) the LENDERS referred to herein and (iii) JPMORGAN CHASE BANK, N.A., a national banking association, as agent for the Lenders.

INTRODUCTORY STATEMENT

Terms not otherwise defined above or in this Introductory Statement are as defined in Article 1 or as defined elsewhere herein.

The Borrower has requested that the Lenders make available a $30,000,000 twenty-seven month senior unsecured term loan facility (the “Facility”). The proceeds of the Facility will be used to (i) pay the fees and expenses (including, without limitation, Administrative Agent’s and JPM Mezzanine Capital, LLC’s attorneys’ fees and expenses) relating to the Facility, including, without limitation, the fees set forth in the Fee Letters (as defined below) and (ii) fund an equity contribution on the Closing Date to RHI in an amount equal to the Loans provided on the Closing Date minus the fees and expenses described in clause (i) above (such amount, the “Equity Contribution”).

Subject to the terms and conditions set forth herein, the Administrative Agent is willing to act as agent for the Lenders and each Lender is willing to make a Loan to the Borrower on the Closing Date in an amount not in excess of its Commitment hereunder.

Accordingly, the parties hereto hereby agree as follows:

1. DEFINITIONS

SECTION 1.1. Definitions. For the purposes hereof unless the context otherwise requires, all Article and Section references herein shall be deemed to correspond with Articles and Sections herein, the following terms shall have the meanings indicated, all accounting terms not otherwise defined herein shall have the respective meanings accorded to them under GAAP and all terms defined in the UCC and not otherwise defined herein shall have the respective meanings accorded to them therein and if defined in more than one article of the UCC, shall have the meaning set forth in Article 9 thereof. Unless the context otherwise requires, any of the following terms may be used in the singular or the plural, depending on the reference:

“2007 Balance Sheet” shall have the meaning given to such term in Section 3.5(a) hereof.

“2007 Financial Statements” shall have the meaning given to such term in Section 3.5(a) hereof.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, or such successor Administrative Agent as may be appointed pursuant to Section 8.11 hereof.

“Affiliate” shall mean any Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, another Person. For purposes of this definition, a Person shall be deemed to be “controlled by” another Person if such latter Person possesses, directly or indirectly, power either to direct or cause the direction of the management and policies of such controlled Person whether by contract or otherwise.

“Applicable Interest Rate” shall mean, with respect to any Loan, the per annum rate of interest denoted for each period in the grid below:

Period	Applicable Interest Rate
Closing Date through and including April 30, 2009	19%
May 1, 2009 through and including July 31, 2009	20%
August 1, 2009 through and including October 31, 2009	21%
November 1, 2009 through and including January 31, 2010	22%
February 1, 2010 through and including April 30, 2010	23%
May 1, 2010 through the Maturity Date	24%

“Applicable Law” shall mean all provisions of statutes, rules, regulations and orders of the United States of America, any state thereof or municipality therein or of any foreign governmental body or of any regulatory agency applicable to the Person in question, and all orders and decrees of all courts and arbitrators in proceedings or actions in which the Person in question is a party.

“Approved Fund” shall mean any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” shall mean J.P. Morgan Securities Inc., in its capacity as sole lead arranger and sole bookrunner in connection with the Facility.

“Arranger Fee Letter” shall mean the Fee Letter dated as of April 29, 2008, by and between Borrower and Arranger.

“Assignment and Assumption” shall mean an agreement substantially in the form of Exhibit C hereto, executed by the assignor, assignee and other parties as contemplated thereby.

“Authorized Officer” shall mean with respect to any Person, any one of its Chairman, Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Executive Vice President of Finance or Senior Vice President of Finance.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall mean RHI Entertainment Holdings, LLC, a Delaware limited liability company.

“Borrowing” shall mean the Loans borrowed on the Closing Date.

“Borrowing Certificate” shall mean a borrowing certificate, substantially in the form of Exhibit E hereto, to be delivered by the Borrower to the Administrative Agent in connection with the Borrowing.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks are required or permitted to close in the State of New York.

“Capital Lease”, as applied to any Person, shall mean any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.

“Cash Equivalents” means: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $250,000,000 or that it is a Lender; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s, and (iii) have portfolio assets of at least $500,000,000; and (f) direct obligations of any State of the United States of America (or by any subdivision thereof to the extent such obligations are backed by the full faith and credit of such State), in each case, (i) maturing within one year from the date of acquisition thereof, and (ii) rated AAA by S&P or Aaa by Moody’s.

“Change in Control” shall mean any of (i) Borrower ceasing to have both beneficial ownership and voting control of 100% of the Equity Interests of RHI, (ii) a Change in Control, as defined in the RHI Credit Agreements (as of the date hereof), or (iii) RHI engaging in an IPO Transaction or a SPAC Transaction.

“Clearing Account” shall mean the account of the Administrative Agent (for the benefit of itself and the Lenders) maintained at the office of JPMorgan Chase Bank, N.A., JPMorgan Loan Services Group, 21 South Clark Street, 17th Floor, Chicago, Illinois 60603, Attention: Sharon Bosch, Account Name: Loan Processing DP, Account No. 9008113381C2547, with a reference to “RHI Entertainment Holdings”.

“Closing Date” shall mean the date on which the conditions precedent to the extension of credit under this Credit Agreement set forth in Section 4.1 hereof have been satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986 and the rules and regulations issued thereunder, as now and hereafter in effect, as codified at 26 U.S.C. § 1 et seq. or any successor provision thereto.

“Commitment” shall mean the commitment of each Lender to make a Loan to Borrower on the Closing Date in the amount set forth opposite its name under the column entitled “Commitment” in the Schedule of Commitments appearing in Schedule 1.

“Consolidated Subsidiaries” shall mean all Subsidiaries of a Person which are required or permitted to be consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Controlled RHI Restricted Payments” shall mean any RHI Restricted Payments other than any Permitted RHI Restricted Payments.

“Credit Agreement” shall have the meaning given to such term in the preamble hereof.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States of America, or any State thereof, and having total assets in excess of $1,000,000,000, (ii) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof, and having a net worth of at least $100,000,000, calculated in accordance with GAAP, (iii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (“OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000; provided, that such bank is acting through a branch, subsidiary or agency located in the country in which it is organized or another country which is also a member of the OECD, (iv) the central bank of any country which is a member of the OECD, (v) a financial institution, insurance company or fund which regularly engages in making, purchasing or otherwise investing in commercial loans, (vi) a “Qualified Institutional Buyer”, as defined in Rule 144A under the Securities Act of 1933, (vii) an Approved Fund or (viii) any other Person consented to by the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall not be required if an Event of Default shall have occurred and be continuing) and the Administrative Agent. For the avoidance of doubt, any Kelso Affiliated Lender shall be deemed to be an Eligible Assignee.

“Equity Contribution” shall have the meaning given to such term in the Introductory Statement.

“Equity Interests” shall mean shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person or any warrants, options or other rights to acquire such interests.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as heretofore and hereafter amended, as codified at 29 U.S.C. § 1001 et seq. and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean each Person (as defined in Section 3(9) of ERISA) which is treated as a single employer with the Borrower under Section 414(b), (c), (m) or (o) of the Code.

“Event of Default” shall have the meaning given to such term in Article 7 hereof.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income (or minimum tax or similar taxes imposed in lieu thereof) by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or otherwise imposed as a result of a connection between the Administrative Agent or any Lender, as applicable, and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from such Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Credit Agreement), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any withholding tax (in the case of a Foreign Lender) or backup withholding tax (in the case of any Lender) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Credit Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.10(a) and (d) any withholding tax that is attributable to such Lender’s failure to comply with Section 2.10(e).

“Facility” shall have the meaning given such term in the Introductory Statement hereof.

“FASB” shall mean the Financial Accounting Standards Board.

“Fee Letters” shall mean, collectively, (x) the Arranger Fee Letter and (y) the Lender Fee Letter.

“First Lien Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the First Lien Facilities.

“First Lien Agreement” shall mean that certain Credit, Security, Guaranty and Pledge Agreement, dated as of January 12, 2006, as amended and restated on April 13, 2007 and as further amended by that certain Amendment No. 1, dated as of October 12, 2007 (as the same may be further amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the Intercreditor Agreement), among RHI as the borrower, the guarantors as defined therein, the First Lien Agent and the First Lien Lenders.

“First Lien Facilities” shall mean each of the loans contemplated by the First Lien Agreement and all other obligations of RHI in connection therewith.

“First Lien Lenders” shall mean the “Lenders” as such term is defined in the First Lien Agreement.

“First Lien Notes” shall mean the “Notes” as such term is defined in the First Lien Agreement.

“Foreign Lender” shall mean any Lender that is not a United States person, within the meaning of Section 7701(a)(30) of the Code.

“Fundamental Documents” shall mean this Credit Agreement, the Notes and any other ancillary documentation which is required to be or is otherwise executed by the Borrower and delivered to the Administrative Agent in connection with this Credit Agreement or any of the documents listed above.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time consistently applied (except for accounting changes in response to FASB releases, or other authoritative pronouncements).

“Governmental Authority” shall mean any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States of America or any foreign jurisdiction.

“Guaranty” shall mean, as to any Person, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Capital Lease, dividend or other monetary obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (c) to purchase property, securities or services, in each case, primarily for the purpose of assuring the performance by the primary obligor of any such primary obligation. The amount of any Guaranty shall be deemed to be an amount equal to (x) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made (or, if the amount of such primary obligation is not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder)), or (y) the stated maximum liability under such Guaranty, whichever is less.

“Indebtedness” shall mean (without double counting), at any time and with respect to any Person, (i) indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services purchased (other than amounts constituting trade payables (payable within 365 days or such longer terms as may be customary in the industry), accrued expenses, deferred compensation arrangements and advance payments in the ordinary course of business); (ii) obligations of such Person in respect of letters of credit, acceptance facilities, or drafts or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (iii) obligations of such Person under Capital Leases and any financing lease involving substantially the same economic effect; (iv) deferred payment obligations relating to a lump-sum judgment or settlement of such Person resulting from the adjudication or settlement of any litigation to the extent not already reflected as a current liability on the balance sheet of such Person; and (v) indebtedness of others of the type described in clauses (i), (ii), (iii) and (iv) hereof which such Person has (a) directly or indirectly assumed or guaranteed in connection with a Guaranty, or (b) secured by a Lien on the assets of such Person, whether or not such Person has assumed such indebtedness (but only to the extent of the lesser of the amount of such Indebtedness and the aggregate fair market value of all assets of such Person securing such Indebtedness).

“Inducement Agreement” shall mean the Inducement Agreement, substantially in the form attached hereto as Exhibit D.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes and Other Taxes.

“Initial Date” shall mean (i) in the case of the Administrative Agent, the date hereof, (ii) in the case of each Lender which is an original party to this Credit Agreement, the date hereof and (iii) in the case of any other Lender, the effective date of the Assignment and Assumption pursuant to which it became a Lender.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of January 12, 2006, as amended and restated on April 13, 2007 (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance therewith and with the RHI Credit Agreements).

“Interest Payment Date” shall mean, with respect to any Loan, the last Business Day of each March, June, September and December (commencing the last Business Day of June 2008).

“Investment” shall mean any stock, evidence of indebtedness or other securities of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor (including, without limitation, the Guaranty of loans made to others, but excluding current trade and customer accounts receivable arising in the ordinary course of business and payable in accordance with customary trading terms in the ordinary course of business), or any purchase of any security of another Person. The amount of each Investment will be determined at the time such Investment is made and without giving effect to subsequent changes in value.

“IPO Transaction” shall mean an initial public offering of RHI and the corporate activities in connection therewith as contemplated by and described in the First Amendment to the First Lien Facilities, dated as of October 12, 2007 (subject to the provisions of Sections 6.6 and 6.7 hereof).

“Kelso” shall mean Kelso & Company L.P.

“Kelso Affiliated Lender” shall mean Kelso AIV VII, L.P, KEP VI AIV, LLC and/or any other Affiliate of Kelso.

“Kelso Group” shall mean Kelso, members of RHI’s management (“Management”), Five Arrows Capital AG (“Rothschild”), Magnetite Asset Investors III L.L.C. (“Magnetite”) and OCM Hallmark Holdings, Inc., a Delaware corporation (“Oak Tree” and, together with Management, Rothschild and Magnetite, the “Co-Investors”) and their respective Affiliates.

“Lender” and “Lenders” shall mean the financial institutions whose names appear on Schedule of Commitments and any assignee of a Lender pursuant to Section 9.3 hereof, and their respective successors.

“Lender Fee Letter” shall mean the Fee Letter, dated as of April 29, 2008, by and among Borrower, JPM Mezzanine Capital, LLC, Kelso AIV VII, L.P and KEP VI AIV, LLC (as the same replaced and superseded in its entirety the Fee Letter, dated April 29, 2008, by and among Borrower, JPM Mezzanine Capital, LLC, Kelso AIV VII, L.P. and KEP VI AIV, LLC).

“Lending Office” shall mean, with respect to any of the Lenders, the branch or branches (or affiliate or affiliates) from which such Lender’s Loans are made or maintained and for the account of which all payments of principal of, and interest on, such Lender’s Loans are made, as notified to the Administrative Agent from time to time.

“Lien” shall mean any mortgage, copyright mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including, without limitation, any conditional sale or other title retention agreement, any agreement to grant a security interest at a future date, any lease in the nature of security, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction); provided, however, that this term shall not include contractual encumbrances which do not afford security of the type described in this definition or the rights of a licensee as a licensee.

“Loans” shall have the meaning given to such term in Section 2.1 hereof.

“Margin Stock” shall be as defined in Regulation U of the Board.

“Material Adverse Effect” shall mean any change or effect that individually or in the aggregate (a) has had or would reasonably be expected to have a materially adverse effect on the business, assets, operations, properties, financial condition, liabilities (including contingent liabilities) or Material Agreements of the Borrower and its Subsidiaries, taken as a whole, (b) materially impairs the legal right, power or authority of the Borrower to perform its obligations under the Fundamental Documents to which it is a party, or (c) materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Administrative Agent for the benefit of itself and the Lenders under, the Fundamental Documents.

“Material Agreement” shall mean (i) with respect to the Borrower, each of the Fundamental Documents, each of the RHI Credit Agreements and the Intercreditor Agreement and (ii) with respect to RHI and its Subsidiaries, any “Material Agreement” as defined in and determined in accordance with the RHI Credit Agreements.

“Maturity Date” shall mean the earliest of (i) August 8, 2010, (ii) such other date as the Loans shall become due and payable in accordance with Article 7 hereof, (iii) the repayment or refinancing in full of all of the Indebtedness under the Second Lien Facility, and (iv) the closing and funding of the IPO Transaction or the SPAC Transaction.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” shall mean a plan described in Section 4001(a)(3) of ERISA.

“Note” or “Notes” shall have the meaning given to such term in Section 2.4 hereof.

“Obligations” shall mean the obligation of the Borrower to make due and punctual payment of (i) principal of and interest on the Loans, costs and attorneys’ fees and all other monetary obligations of the Borrower to the Administrative Agent or any Lender under this Credit Agreement, the Notes, any other Fundamental Document or any fee letter in respect of the Facility and (ii) amounts payable to JPMorgan Chase Bank, N.A. or its affiliates in connection with any bank account maintained by the Borrower at JPMorgan Chase Bank, N.A., or its affiliates or any other banking services provided to the Borrower by JPMorgan Chase Bank, N.A. or its affiliates.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Percentage” shall mean with respect to any Lender, the percentage of the Total Commitment represented by such Lender’s Commitment.

“Permitted Encumbrances” shall mean Liens permitted under Section 6.2 hereof.

“Permitted RHI Restricted Payments” shall mean any RHI Restricted Payments that are (i) made pursuant to Section 6.5(b)(i) of the First Lien Agreement (as of the date hereof) and Section 6.5(b)(i) of the Second Lien Agreement (as of the date hereof), and (ii) made in an aggregate amount of up to $1,000,000 for the term of the Facility for other RHI Restricted Payments (in addition to the amounts described in clause (i) above).

“Person” shall mean any natural person, corporation, division of a corporation, limited liability company, partnership, trust, joint venture, association, company, estate, unincorporated organization or government or any agency or political subdivision thereof.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, maintained or contributed to by the Borrower, or any ERISA Affiliate or any other plan covered by Title IV of ERISA that covers employees of the Borrower.

“Pro Rata Share” shall mean with respect to any Obligation or other amount, each Lender’s pro rata share of such Obligation or other amount determined in accordance with such Lender’s Percentage.

“Register” shall have the meaning given to such term in Section 9.3(e) hereof.

“Reorganization Agreement” shall mean that certain Reorganization Agreement, dated as of September 14, 2007, by and among RHI, the Borrower and RHI Entertainment Holdings II, LLC, executed in anticipation of a potential IPO Transaction, as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA, other than a reportable event as to which provision for 30-day notice to the PBGC has been waived under applicable regulations.

“Required Lenders” shall mean Lenders holding (i) prior to the Closing Date at least a majority of the Total Commitments and (ii) on or after the Closing Date, at least a majority of the then-outstanding Loans. For purposes of this definition, Required Lenders shall be determined by excluding all Loans held by any Kelso Affiliated Lender.

“Restricted Payment” shall mean (i) any distribution, cash dividend or other direct or indirect payment on account of shares of any Equity Interest in the Borrower, (ii) any redemption or other acquisition, re-acquisition or retirement by the Borrower, of any Equity Interests in the Borrower, now or hereafter outstanding, other than redemptions or repurchases funded from the proceeds of the issuance of additional Equity Interests or (iii) any payment made by the Borrower to retire, or obtain the surrender of, any outstanding warrants, puts or options or other rights to purchase or otherwise acquire any Equity Interest in the Borrower now or hereafter outstanding.

“RHI” shall mean RHI Entertainment, LLC, a Delaware limited liability company.

“RHI Credit Agreements” shall mean, collectively, the First Lien Agreement and the Second Lien Agreement.

“RHI Restricted Payments” shall mean (i) any “Restricted Payments” as defined in the First Lien Agreement (as of the date hereof) and (ii) any “Restricted Payments” as defined in the Second Lien Agreement (as of the date hereof), in each case, as made by RHI to the Borrower (but calculated without duplication for any such payments made simultaneously under both of the RHI Credit Agreements).

“S&P” shall mean Standard & Poor’s Ratings Group.

“Schedule of Commitments” shall mean, with respect to all Loans, the schedule of Commitments of the Lenders set forth on Schedule 1 hereto, as the same may be amended from time to time by operation of Assignments and Assumptions in accordance with Section 9.3 hereof (as determined by the Administrative Agent) in connection with or amendment to this Credit Agreement that is executed in accordance with Section 9.10 hereof.

“Second Lien Agent” shall mean JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the Second Lien Facilities.

“Second Lien Agreement” shall mean that certain Credit, Security, Guaranty and Pledge Agreement, dated as of January 12, 2006, as amended and restated on April 13, 2007 (as the same may be amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time in accordance with the Intercreditor Agreement), among RHI as the borrower, the guarantors as defined therein, the Second Lien Agent and the Second Lien Lenders.

“Second Lien Facility” shall mean each of the loans contemplated by the Second Lien Agreement and all other obligations of the Borrower in connection therewith.

“Second Lien Lenders” shall mean the “Lenders” as such term is defined in the Second Lien Agreement.

“SPAC Transaction” shall mean an acquisition, merger, stock purchase, sale or other businesses combination involving all or substantially all of the assets of RHI and a special purpose acquisition vehicle (subject to the provisions of Sections 6.6 and 6.7 hereof).

“Submitting Party” shall have the meaning given to such term in Section 9.12 hereof.

“Subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting stock or other ownership interests having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Commitment” shall mean, at any time, the aggregate amount of the Commitments then in effect of all of the Lenders.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York on the date of execution of this Credit Agreement (as such Uniform Commercial Code is amended from time to time).

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA Patriot Act) (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

2. THE LOANS

SECTION 2.1. Term Loan Commitments.

(a) Each Lender, severally and not jointly, agrees, upon the terms and subject to the conditions hereof, to make a loan (the “Loans”) to the Borrower on the Closing Date in the amount of such Lender’s Commitment as part of a single-draw term loan to the Borrower.

(b) The Commitments are not revolving in nature, and the principal amount of any Loan, once repaid, may not be reborrowed.

SECTION 2.2. Term Loans and Borrowing.

(a) The Loan of each Lender shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make a Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) After payment of the fees and expenses relating to the Facility, the Administrative Agent shall disburse the net proceeds of the Loans to the following accounts:

Bank Name:	JP Morgan Chase
Bank Address:	1 Chase Plaza, New York, New York 10005
ABA Number:	021000021
Swift Address:	CHASUS33
Account Name:	RHI Entertainment Holdings, LLC
Account Number:	786-416180

SECTION 2.3. Notes; Repayment.

(a) Any Lender may request that the Loan made by such Lender hereunder be evidenced by a promissory note substantially in the form of Exhibit A attached hereto (each a “Note”) in the face amount of such Lender’s Commitment, payable to such Lender, duly executed on behalf of the Borrower and dated as of the date hereof. The principal amount of the Loans shall be payable in full on the Maturity Date.

(b) Each of the Loans shall bear interest on the outstanding principal balance thereof as set forth in Section 2.4 hereof.

SECTION 2.4. Interest on Loans.

(a) Interest on the Loans shall be payable at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days) equal to the Applicable Interest Rate. Interest shall be payable on each Loan on each applicable Interest Payment Date and on the Maturity Date; provided, that, so long as no Event of Default has occurred or is continuing, whenever the Applicable Interest Rate is in excess of nineteen percent (19%) per annum, the Borrower shall be entitled, upon written notice to the Administrative Agent, to treat that portion of the interest on the Loans in excess of nineteen percent (19%) per annum as payment in kind interest and any such interest which Borrower has elected to pay in kind shall be added to the outstanding principal of the Loans on the next Interest Payment Date.

(b) Anything in this Credit Agreement or any Note to the contrary notwithstanding, the interest rate on the Loans shall in no event be in excess of the maximum permitted by Applicable Law.

SECTION 2.5. Fees. The Borrower agrees to pay (x) to JPM Mezzanine Capital, LLC the fees set forth in the Lender Fee Letter, and (y) to Arranger, the fees set forth in the Arranger Fee Letter. It is agreed by the parties hereto, and their successors and assigns, that the “upfront fee” as defined in the Lender Fee Letter, shall be treated as original issue discount under Applicable Laws.

SECTION 2.6. Termination of Commitment. Unless previously terminated, the Commitment shall terminate at 4:00 p.m. New York time on the date that is fifteen (15) Business Days from the execution by the Borrower and the Lenders of this Credit Agreement.

SECTION 2.7. Default Interest. If (i) the Borrower shall default in the payment when due of the principal of, or interest on any Loan becoming due hereunder, whether at stated maturity, by acceleration or otherwise, or the payment of any other amount becoming due hereunder after written notification from the Administrative Agent to the Borrower of such amount, or (ii) upon the occurrence and during the continuance of an Event of Default under Section 7(k) hereunder, the Borrower shall on demand in writing from time to time pay interest, to the extent permitted by Applicable Law, on the outstanding Obligations, at a rate of 2% in excess of the Applicable Interest Rate then in effect. Payment or acceptance of the increased rates of interest provided under this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

SECTION 2.8. Voluntary and Mandatory Prepayment of Loans; Reimbursement of Lenders.

(a) Subject to paragraph (b) of this Section 2.8, the Borrower shall have the right at its option to prepay the Loans without premium or penalty (other than as stated in the last sentence of this sub-clause (a)) (i) in whole, at any time or (ii) in part in the principal amount of $5,000,000 or such greater amount which is in an integral multiple of $500,000, from time to time after the first anniversary of the Closing Date, in each case upon at least one Business Day’s prior written, telephonic (promptly confirmed in writing) or facsimile notice to the Administrative Agent. Each notice of prepayment shall specify the prepayment date shall be irrevocable and shall commit the Borrower to prepay the Loans in the amount (if after the first anniversary of the Closing Date) and on the date stated therein. Any prepayments under this Section 2.8(a) shall be accompanied by accrued but unpaid interest on the principal amount being prepaid to (but not including) the date of prepayment. Notwithstanding the foregoing, any payments under this Section 2.8(a) consummated prior to the first anniversary of the Closing Date will be subject to a prepayment premium equal to the difference between the aggregate amount of interest that would have been payable on the Loans during the period from the Closing Date to the first anniversary thereof and the amount of interest actually paid on such Loans during the period from the Closing Date to and including the date of such prepayment.

(b) Any remaining Obligations under the Facility shall be paid in full on the Maturity Date.

(c) The Borrower shall apply 100% (or such lesser amount necessary) of the gross proceeds of any Controlled RHI Restricted Payments received by it from time to time to repay the Obligations then outstanding, accrued or otherwise due and owing in full in accordance with Section 2.8(d).

(d) The proceeds of any mandatory repayments pursuant to Section 2.8(c) hereof shall be applied: first, to any prepayment premium that may be payable in connection therewith, second, to accrued but unpaid interest on the Loans to such date, third, to the then outstanding principal amount of the Loans, and fourth, to the other Obligations then outstanding.

(e) Except as otherwise specifically provided in this Article 2, should any payment or prepayment of principal of or interest on the Loans or any other amount due hereunder, become due and payable on a day other than a Business Day, the due date of such payment or prepayment shall be extended to the next succeeding Business Day and, in the case of a payment or prepayment of principal, interest shall be payable thereon at the rate herein specified during such extension.

SECTION 2.9. Manner of Payments. All payments of principal and interest by the Borrower in respect of any Loans shall be pro rata among the Lenders holding such Loans in accordance with the then outstanding principal amounts of such Loans held by them. All payments by the Borrower hereunder and under the Notes shall be made in Dollars in Federal or other immediately available funds at the office of JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention: Margaret Mamani (Telecopy No. (312) 385-7098), e-mail: margaret.m.mamani@jpmchase.com (with a specific reference to “RHI Entertainment Holdings, LLC”) for credit to the Clearing Account no later than 2:00 p.m., New York City time, on the date on which such payment shall be due. Interest in respect of any Loan hereunder shall accrue from and including the date of such Loan to but excluding the date on which such Loan is paid.

SECTION 2.10. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided, that if the Borrower shall be required by Applicable Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c) The Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, except for penalties, interest and expenses to the extent arising from gross negligence or willful misconduct on the part of the Administrative Agent or such Lender. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Credit Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Initial Date with respect to such Lender (and from time to time thereafter at the time or times prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), such properly completed and duly executed documentation prescribed by Applicable Law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the Initial Date with respect to such Lender (and promptly from time to time thereafter upon the expiration, obsolescence or invalidity of any form previously delivered, if any form previously delivered becomes inaccurate or upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), two copies of whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party;

(ii) duly completed copies of Internal Revenue Service Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN;

(iv) duly completed copies of Internal Revenue Service Form W-8IMY together with the additional documentation that must be transmitted with Form W-8IMY, including the appropriate forms described in Sections 2.10(e)(i), (ii) and (iii); or

(v) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered form or certificate (or any other form or certification adopted by the U.S. taxing authorities for such purpose).

Any Lender that is not a Foreign Lender and has not otherwise established to the reasonable satisfaction of the Borrower and the Administrative Agent that it is an exempt recipient (as defined in section 6049(b)(4) of the Code and the regulations thereunder) shall deliver to the Borrower (with a copy to the Administrative Agent) on or prior to the Initial Date with respect to such Lender (and from time to time thereafter as prescribed by Applicable Law or upon the request of the Borrower or the Administrative Agent), two duly executed and properly completed copies of Internal Revenue Service Form W-9 (or applicable successor form). Each Lender (other than a Foreign Lender) shall deliver such forms promptly upon the obsolescence, invalidity or inaccuracy of any form previously delivered by such Lender. Each Lender (other than a Foreign Lender) shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered form or certification (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of or any credit for any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower have paid additional amounts pursuant to this Section 2.10, it shall pay over such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.10 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund or credit); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund or credit to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Each Lender agrees that when it becomes aware of the occurrence of an event that would cause the Borrower to pay any amount pursuant to clause (a) of this Section 2.10, it will notify the Borrower of such event and, to the extent not inconsistent with such Lender’s internal policies, will use it reasonable efforts to make, fund or maintain the affected Loans of such Lender through another Lending Office of such Lender if as a result thereof the additional amounts which would otherwise be required to be paid by reason of Section 2.10(a) in respect of such Loans would be materially reduced, and if, as determined by such Lender, in its discretion, the making, funding or maintaining of such Loans through such other Lending Office would not otherwise adversely affect such Loans or such Lender. Notwithstanding the foregoing, a failure on the part of any Lender to provide notice pursuant to this Section 2.10(g) shall not affect the Borrower’s obligation to make any payments or deductions required by Section 2.10(a).

3. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Administrative Agent and the Lenders to enter into this Credit Agreement and to make the Loans provided for herein, as applicable, the Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of this Credit Agreement, the issuance of the Notes and the making of the Loans.

SECTION 3.1. Existence and Power.

(a) The Borrower is a limited liability company (w) duly organized, (x) validly existing, (y) in jurisdictions in which it is applicable, in good standing under the laws of its jurisdiction of organization and (z) where applicable, in good standing as a foreign entity in all jurisdictions where the nature of its properties or business so requires, except to the extent that the failure to be so qualified or be in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. A list of such jurisdictions as of the date hereof is attached hereto as Schedule 3.1.

(b) The Borrower has the power and authority (i) to own its properties and carry on its business as now being conducted and (ii) to execute, deliver and perform, as applicable, its obligations under the Fundamental Documents and any other documents contemplated thereby to which it is or will be a party.

SECTION 3.2. Authority and No Violation.

(a) The execution, delivery and performance of this Credit Agreement and the other Fundamental Documents to which it is a party by the Borrower, the Borrowing hereunder and the execution, delivery and performance of the Notes (x) have been duly authorized by all necessary company action on the part of the Borrower and (y) will not (i) constitute a violation of any provision of Applicable Law or any order of any Governmental Authority applicable to the Borrower, or any of its properties or assets, (ii) violate any provision of the Certificate of Formation, operating agreement or any other organizational document of the Borrower, (iii) violate any provision of any indenture, agreement, bond, note or other similar instrument to which the Borrower is a party or by which the Borrower or any of its properties or assets are bound, (iv) be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or create any right to terminate, any such indenture, agreement, bond, note or other similar instrument, other than where any such violation referred to in clauses (x) and (y) (i)-(iv) could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (v) result in the creation or imposition of any Lien, charge or encumbrance of any nature whatsoever (other than Permitted Encumbrances) upon any of the properties or assets of the Borrower.

SECTION 3.3. Governmental Approval. All authorizations, approvals, registrations or filings from or with any Governmental Authority required for the execution, delivery and performance by the Borrower of this Credit Agreement and the other Fundamental Documents to which it is a party, and the execution and delivery by the Borrower of the Notes, have been duly obtained or made or duly applied for, and are in full force and effect, except those which, if not obtained, could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and if any further authorizations, approvals, registrations or filings should hereafter become necessary, the Borrower shall obtain or make all such authorizations, approvals, registrations or filings, except those which, if not obtained, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.4. Binding Agreements. This Credit Agreement and the other Fundamental Documents when executed, will constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and implied covenants of good faith and fair dealing.

SECTION 3.5. Financial Statements.

(a) The (i) audited consolidated balance sheet of RHI and its Consolidated Subsidiaries as at December 31, 2007 and related audited consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, together with related notes, (ii) unaudited consolidated balance sheet of RHI and its Consolidated Subsidiaries as at March 31, 2007, June 30, 2007 and September 30, 2007, together with the related statements of income, stockholders’ equity and cash flows and for the fiscal quarter then ended, but without related notes thereto (collectively the “2007 Financial Statements”) and (iii) unaudited balance sheet of the Borrower as at December 31, 2007 (the “2007 Balance Sheet”) have, in each case, been prepared in accordance with GAAP in effect as of such date consistently applied, except as otherwise indicated in the notes, if any, to such financial statements and subject in the case of unaudited financial statements to changes resulting from year-end and audit adjustments. The financial statements described in sub-clauses (i) and (ii) above fairly present the financial position or the results of operations of RHI and its Consolidated Subsidiaries at the dates or for the periods indicated, subject, in the case of the 2007 Financial Statements, to year-end and audit adjustments. The 2007 Balance Sheet fairly presents the financial position or the results of operations of Borrower at the dates or for the periods indicated, subject to year-end audit adjustments. Except as disclosed on Schedule 3.5(a) or as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Borrower does not have any material Guaranties, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligations in respect of derivatives that are not reflected in the 2007 Balance Sheet.

(b) After giving pro forma effect to the Borrowing of the Loans under the Facility and the Equity Contribution, on the Closing Date, RHI will be eligible to make Controlled RHI Restricted Payments in an aggregate amount equal to at least 95% of the total of (x) the aggregate principal amount of Loans then outstanding under this Credit Agreement (excluding any principal amount resulting from any accrued interest having been added to principal) plus (y) the aggregate amount of all cash interest payable in respect of the Loans from the Closing Date to the Maturity Date minus (z) the aggregate amount of all cash interest paid on the Loans as of the date of determination.

SECTION 3.6. No Material Adverse Change. There has been no material adverse change with respect to the business, assets, operations, properties or financial condition of RHI from December 31, 2007.

SECTION 3.7. Ownership of Equity Interests, Subsidiaries, Organizational Chart, etc.

(a) Annexed hereto as Schedule 3.7(a) is the following information, as of the date hereof, relating to the Borrower: (i) its name; (ii) the jurisdiction in which it was organized; (iii) the location of its offices; and (iv) its authorized capitalization, the number of Equity Interests outstanding, the ownership of its Equity Interests and whether or not its Equity Interests are certificated.

(b) Schedule 3.7(b) sets forth the Equity Interests directly held by Borrower in any Person.

(c) Borrower is the sole member of, and the holder of 100% of the Equity Interests in, RHI. Other than the pledge of the Equity Interests of RHI contemplated by the RHI Credit Agreements, there are no restrictions, contractual or otherwise, on the RHI Equity Interests which would prevent the Administrative Agent from enforcing a judgment Lien if it were to exercise its right to foreclose on such RHI Equity Interest upon the occurrence of an Event of Default hereunder.

(d) The corporate organizational chart attached as Schedule 3.7(c) hereto sets forth the organizational structure of the Borrower, its Parent and their Affiliates and Subsidiaries as of the Closing Date

SECTION 3.8. Title to Properties. As of the Closing Date, the Borrower will have marketable title in the Equity Interests it holds in RHI, and such Equity Interests are free and clear of Liens, except Permitted Encumbrances.

SECTION 3.9. Litigation. There are no actions, suits or other proceedings at law or in equity by or before any arbitrator, arbitration panel or Governmental Authority (including, but not limited to, matters relating to environmental liability) or, to the Borrower’s knowledge, any threatened action, suit or other proceeding against or affecting, the Borrower or of any of its properties or rights which either (A) if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (B) relate to this Credit Agreement, any other Fundamental Documents or any of the transactions contemplated hereby. The Borrower is not in default with respect to any order, writ, injunction, decree, rule or regulation of any Governmental Authority binding upon it.

SECTION 3.10. Federal Reserve Regulations. The Borrower is not engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, whether immediately, incidentally or ultimately (i) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, or (ii) for any other purpose, in each case, violative of or inconsistent with any of the provisions of any regulation of the Board, including, without limitation, Regulations T, U and X thereto.

SECTION 3.11. Investment Company Act. The Borrower is not, nor will during the term of this Credit Agreement be, (i) an “investment company”, within the meaning of the Investment Company Act of 1940, as amended or (ii) a “holding company” under the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.12. Taxes. The Borrower has filed or caused to be filed all material federal, state, local and foreign tax returns which are required to be filed with any Governmental Authority after giving effect to applicable extensions, and has paid or has caused to be paid all material taxes as shown on said returns or on any assessment received by it in writing, to the extent that such taxes have become due, except as permitted by Section 5.4 hereof. The Borrower does not know of any material additional assessments or any basis therefor. The Borrower believes that the charges, accruals and reserves on its books in respect of taxes or other governmental charges are accurate and adequate.

SECTION 3.13. Employees/ERISA. The Borrower does not have any employees and does not have in place or administer a Plan or a Multiemployer Plan, other than any Plan or Multiemployer Plan in place and administered at RHI or its Subsidiaries.

SECTION 3.14. Holding Company. The Borrower was formed for the purpose of acquiring and owning 100% of the Equity Interests in RHI, and as of the Closing Date, the Borrower has not engaged in any material activities or operations, other than (i) owning 100% the Equity Interests of the Borrower and (ii) engaging in any nominal corporate activities directly related to such ownership. The Borrower is not party to any agreements other than its organizational documents, this Credit Agreement and the other Fundamental Documents to which it is a party, the RHI Credit Agreements and any instruments in connection therewith (including, without limitation, the Intercreditor Agreement, the Management Agreement (as defined in the RHI Credit Agreements (as of the date hereof)) and the Reorganization Agreement.

SECTION 3.15. Compliance with Laws. The Borrower is not in violation of any Applicable Law except for such violations in the aggregate which could not reasonably be expected to have a Material Adverse Effect. The Borrowing hereunder, the intended use of the proceeds of the Loans as described in the Introductory Statement hereto and as contemplated by Section 5.7 hereof and any other transactions contemplated hereby will not violate any Applicable Law, except to the extent that any such violations would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.16. Subsidiaries. As of the Closing Date, the Borrower has no direct or indirect Subsidiaries other than RHI and its Subsidiaries.

SECTION 3.17. Solvency. The Borrower has not entered nor is entering into the arrangements contemplated hereby and by the other Fundamental Documents, nor intends to make any transfer or incur any obligations hereunder or thereunder, with actual intent to hinder, delay or defraud either present or future creditors. As of the Closing Date, (i) the aggregate fair market value of the business and/or assets of the Borrower and its Subsidiaries, taken as a whole, will in each case exceed its or their respective liabilities (including contingent, subordinated, unmatured and unliquidated liabilities), (ii) the Borrower will, and its Subsidiaries, taken as a whole will, have sufficient cash flow to enable it or them (as the case may be) to pay its or their debts as they mature and (iii) the Borrower will not, and its Subsidiaries, taken as a whole will not, have unreasonably small capital for the business in which it or they (as the case may be) is or are engaged.

SECTION 3.18. Bank Accounts. Schedule 3.18 sets forth a complete list as of the Closing Date of all bank accounts of the Borrower.

SECTION 3.19. Disclosure. The written information contained in this Credit Agreement, any other Fundamental Document, or other document, certificate or statement furnished to the Administrative Agent and the Lenders by or on behalf of the Borrower in connection with the transactions contemplated hereby, when taken as a whole at the time they were furnished, did not contain any untrue statement of a material fact made by or on behalf of the Borrower or omit to state a material fact, under the circumstances under which it was made, necessary in order to make the statements contained herein or therein not misleading (considered in the context of all other information provided to the Lenders). At the date hereof, there is no fact known to the Borrower (other than general industry conditions) which could reasonably be expected to have a Material Adverse Effect.

4. CONDITIONS OF LENDING

SECTION 4.1. Conditions Precedent to the Loans. The obligation of each Lender to make its initial Loan is subject to the satisfaction in full of the following conditions precedent:

(a) Corporate Documents. The Administrative Agent shall have received, with copies for each of the Lenders:

(i)

a copy of the certificate of formation (or equivalent document) of the Borrower, certified on a recent date (not more than five (5) Business Days prior to the Closing Date) by the Secretary of State or other relevant office of the Borrower’s jurisdiction of organization;

(ii)

from each jurisdiction in which it is available, a certificate of the Secretary of State of such jurisdiction of organization, dated as of a recent date (not more than five (5) Business Days prior to the Closing Date) as to the good standing of, and payment of taxes by, the Borrower, which certificate lists (if available) the charter documents on file in the office of such Secretary of State;

(iii)

from each jurisdiction in which it is available, a certificate dated as of a recent date (not more than five (5) Business Days prior to the Closing Date) as to the good standing of the Borrower issued by the Secretary of State or other relevant office of each jurisdiction in which the Borrower is qualified as a foreign corporation as listed in Schedule 3.1 hereto;

(iv)

a certificate of the Secretary, Assistant Secretary or other appropriate officer acceptable to the Administrative Agent of the Borrower, dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the limited liability company agreement (or equivalent document) of the Borrower as in effect on the date of such certification; (B) that attached thereto is a true and complete copy of the resolutions adopted by the board of directors (or equivalent body) of the Borrower authorizing the execution, delivery and performance in accordance with their respective terms of the Fundamental Documents executed by the

Borrower, as applicable, and any other documents required or contemplated hereunder or thereunder and the Borrowing hereunder, and that such resolutions have not been amended, rescinded or supplemented and are currently in effect; (C) that the certificate of formation (or equivalent document) of the Borrower has not been amended since the date of the last amendment thereto indicated on the certificates of the Secretary of State or other appropriate office furnished pursuant to clause (i) above; (D) as to the incumbency and specimen signature of each officer of the Borrower executing any Fundamental Document (such certificate to contain a certification by another officer of such party as to the incumbency and signature of the officer signing the certificate referred to in this clause (iv)) and (E) that all copies or originals of documents delivered pursuant to this Section 4.1 are true, correct and complete; and

(v)	an organizational chart of the Borrower and its subsidiaries reflecting the organizational structure of such entities.

(b) Credit Agreement; Notes. The Administrative Agent shall have received (i) executed counterparts of this Credit Agreement, which, when taken together, bear the signatures of the Administrative Agent, the Borrower and all of the Lenders, and (ii) the Notes which have been requested by Lenders, executed by the Borrower.

(c) Inducement Agreement. The Administrative Agent shall have received an executed counterpart of the Inducement Agreement which, when taken together, bear the signature of the Administrative Agent (on behalf of itself and the Lenders) and RHI.

(d) Opinion of Counsel. The Administrative Agent shall have received the written opinion of Latham & Watkins LLP, counsel to the Borrower, dated the Closing Date and addressed to the Administrative Agent and the Lenders which opinion shall be in form and substance satisfactory to the Administrative Agent, a copy of which is attached hereto as Exhibit B.

(e) No Material Adverse Effect. No event shall have occurred that has had or could reasonably be expected to have a Material Adverse Effect on RHI and its Consolidated Subsidiaries since December 31, 2007.

(f) Payment of Fees. All fees and expenses then due and payable by the Borrower to the Administrative Agent, the Arranger and/or the Lenders in connection with the Facility, shall have been paid.

(g) Compliance with Laws. The Administrative Agent shall be satisfied that the transactions contemplated hereby will not (i) violate any provision of Applicable Law, or any order of any court or other agency of the United States of America or any state thereof applicable to the Borrower or any of its properties or assets, other than such as could not reasonably be expected to have a materially adverse effect upon the business, assets, properties, operations, financial condition, liabilities (including contingent liabilities) and Material Agreements of the Borrower or (ii) conflict with, or result in a default, breach or right of termination or acceleration under, any Material Agreement to which the Borrower is a party, other than such as could not reasonably be expected to result in a Material Adverse Effect.

(h) USA Patriot Act. The Administrative Agent shall have received any information required and requested by the Administrative Agent or any Lender under or in connection with the USA Patriot Act.

(i) Representations and Warranties. The representations and warranties set forth in Article 3 hereof (as updated from time to time by any amendment of the Schedules attached to this Credit Agreement in accordance with Section 5.1(e) hereof) and in the other Fundamental Documents shall be true and correct in all material respects on and as of the date of the Borrowing.

(j) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing, nor shall any such event occur by reason of the making of such Loan.

(k) Kelso Affiliated Lender Commitment. The Kelso Affiliated Lenders shall advance $10,000,000 of the Loans on the Closing Date.

(l) Financial Statements and Reporting. (i) The 2007 Financial Statements, (ii) the 2007 Balance Sheet and (iii) the pro forma calculations set forth in Section 3.5(b) hereof shall each have been delivered to the Administrative Agent and shall be satisfactory to the Administrative Agent.

(m) Borrowing Certificate. The Borrower shall have delivered to the Administrative Agent a Borrowing Certificate prior to 4:00 p.m. New York time on the date of the Borrowing.

5. AFFIRMATIVE COVENANTS

From the date hereof and for so long as any amount shall remain outstanding under any Note or any other Obligation shall remain unpaid or unsatisfied, Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will (it being understood that, for purposes of this Article 5, to the extent that Borrower is required to act within a certain number of days the last day of which is not a Business Day, then the due date for such action shall be extended to the next succeeding Business Day):

SECTION 5.1. Financial Statements and Reports. Furnish or cause to be furnished to the Administrative Agent and each of the Lenders:

(a) Within one hundred twenty (120) days after the end of each fiscal year of RHI commencing with the fiscal year ending December 31, 2008, the audited consolidated balance sheet of RHI and its Consolidated Subsidiaries as at the end of, and the related consolidated statements of income, stockholders’ equity and cash flows for, such fiscal year, accompanied by an unqualified report and opinion of KPMG LLP or such other independent public accountants of nationally recognized standing as shall be retained by RHI, which report and opinion shall be prepared in accordance with generally accepted auditing standards relating to reporting and which report and opinion shall contain no material exceptions or qualifications except for qualifications relating to accounting changes (with which such independent public accountants concur) in response to FASB releases or other authoritative pronouncements, together with a certificate signed by an Authorized Officer of RHI, to the effect that such financial statements fairly present the financial position of RHI and its Consolidated Subsidiaries as at the dates indicated and the results of their operations for the periods indicated in conformity with GAAP;

(b) Within sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of RHI, commencing with the fiscal quarter ending March 31, 2008, (x) the unaudited consolidated balance sheet of RHI and its Consolidated Subsidiaries as of the end of, and the related unaudited consolidated statements of income, stockholders’ equity and cash flows for, such fiscal quarter, and for the portion of the fiscal year through the end of such fiscal quarter, together with a certificate signed by an Authorized Officer of RHI to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of RHI, all adjustments necessary to present fairly in all material respects the financial position of RHI and its Consolidated Subsidiaries as at the end of the fiscal quarter and the results of operations for the quarter then ended in conformity with GAAP, subject to normal year-end audit adjustments and the absence of footnotes and (y) the unaudited balance sheet of Borrower as of the end of such fiscal quarter, together with a certificate signed by an Authorized Officer of Borrower to the effect that such financial statements, while not examined by independent public accountants, reflect, in the opinion of Borrower, all adjustments necessary to present fairly in all material respects the financial position of the Borrower at the end of the fiscal quarter in conformity with GAAP;

(c) Simultaneously with the delivery of the statements referred to in paragraphs (a) and (b) of this Section 5.1, a certificate of an Authorized Officer of the Borrower, as applicable, in form and substance reasonably satisfactory to the Administrative Agent stating whether or not such Authorized Officer has knowledge of any Event of Default or Default and, if so, specifying each such condition or event, the nature thereof and any action taken or proposed to be taken with respect thereto;

(d) Promptly upon their becoming publicly available, copies of (i) all registration statements, proxy statements, notices and reports RHI or any of its Consolidated Subsidiaries shall file with any securities exchange or with the Securities and Exchange Commission or any successor agency, if any, and (ii) all reports, financial statements, press releases and other information which RHI or any of its Consolidated Subsidiaries shall release, send or make available to its common stockholders generally; provided, that any such documents that are filed or furnished with the Securities and Exchange Commission on via EDGAR or any successor electronic document submission program shall be deemed to have been provided to the Administrative Agent when so filed or furnished;

(e) From time to time such information as may be required to keep current each of Schedules 3.7(a) and 3.7(b);

(f) Promptly upon request therefor, any information required by the Administrative Agent on behalf of itself or any Lender under or in connection with the USA Patriot Act;

(g) Within thirty (30) days of the end of each fiscal quarter of Borrower, a statement, certified by an Authorized Officer of the Borrower, setting forth in reasonable detail: (i) the capacity of RHI to make RHI Restricted Payments for the fiscal quarter then ended; (ii) the projected capacity to make RHI Restricted Payments for the fiscal quarter in which such statement is being delivered and (iii) demonstrating that RHI has reserved, for the fiscal quarter in which such statement is being delivered, out of the aggregate dollar amount of RHI Restricted Payments capacity available to RHI from time to time pursuant to (x) Sections 6.5(b)(ii) and 6.5(k) of the First Lien Agreement (as of the date hereof) and (y) Sections 6.5(b)(ii) and 6.5(j) of the Second Lien Agreement (as of the date hereof), in an amount not less than 95% of the total of (1) the aggregate principal amount of Loan then outstanding under this Credit Agreement (excluding any principal amount resulting from any accrued interest having been added to principal) plus (2) the aggregate amount of all cash interest payable in respect of the Loans from the Closing Date to the Maturity Date minus (3) the aggregate amount of all cash interest paid on the Loans as of the date of determination; and

(h) From time to time such additional information regarding the financial condition or business of the Borrower as the Administrative Agent may reasonably request, including, but not limited to, management letters issued to the Borrower by its auditors.

SECTION 5.2. Corporate Existence; Compliance with Laws. Do or cause to be done all things reasonably necessary (i) to preserve, renew and keep in full force and effect its legal existence and material rights, licenses, permits and franchises and (ii) to comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, any Governmental Authority, except (a) as otherwise permitted under Section 6.6, or (b) in the case of clause (ii) only, where the failure to do so could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect.

SECTION 5.3. Notice of Material Events.

(a) Upon any executive officer of the Borrower obtaining knowledge of (i) any Default or Event of Default or (ii) any event which could reasonably be expected to result in a Material Adverse Effect, including with respect to Borrower’s ownership of 100% of the Equity Interests in RHI, in each case, the Borrower shall promptly give written notice thereof to the Administrative Agent specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by such Person and the nature of such claimed Event of Default or condition and what action the Borrower has taken, is taking and proposes to take with respect thereto.

(b) Upon any Authorized Officer of the Borrower obtaining actual knowledge of the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Borrower as to which a determination in favor of the Borrower is not reasonably probable and which, if adversely determined, would reasonably be expected to result in a judgment in excess of $1,000,000, the Borrower shall promptly (and, in any event, within five (5) Business Days after such Authorized Officer obtains such knowledge) give notice to the Administrative Agent specifying the nature of such action, suit or proceeding and what actions the Borrower has taken, is taking and proposes to take with respect thereto.

SECTION 5.4. Taxes and Charges. Duly pay and discharge, or cause to be paid and discharged, before the same shall become in arrears (after giving effect to applicable extensions), all material taxes, assessments, levies and other governmental charges, imposed upon the Borrower or its properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies which if unpaid might by law become a Lien (other than a Permitted Encumbrance) upon any property of the Borrower; provided, however, that any such tax, assessment, levy or charge need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower shall have set aside on its books reasonable reserves (the presentation of which is segregated to the extent required by GAAP) adequate with respect thereto if reserves shall be deemed necessary; and provided, further, that the Borrower will pay all such taxes, assessments, levies or other governmental charges forthwith upon the commencement of proceedings to foreclose any Lien which may have attached as security therefor or post a bond or other security therefor.

SECTION 5.5. Further Assurances.

(a) Upon the reasonable request of the Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, at the cost and expense of the Borrower, such further instruments as may be necessary in the reasonable judgment of the Administrative Agent to carry out the provisions and purposes of this Credit Agreement and the other Fundamental Documents.

(b) (i) Defend its Equity Interests in RHI against all claims, Liens or other rights of all third parties and (ii) agree not to enter into any contract or agreement pursuant to which a Lien, security interest, right or claim over such Equity Interests would be granted, other than, in each case, the claims, Liens, security interests or other rights in favor of (x) the administrative agent (as defined in the First Lien Agreement) on behalf of itself and the lenders under the First Lien Agreement and (y) the administrative agent (as defined in the Second Lien Agreement) on behalf of itself and the lenders under the Second Lien Agreement.

SECTION 5.6. ERISA Compliance and Reports. Not have any employees nor have in place or administer a Plan or Multiemployer Plan, other than any Plan or Multiemployer Plan in place and administered at RHI or its Subsidiaries.

SECTION 5.7. Use of Proceeds. Use the proceeds of the Facility in accordance with the purposes set forth in the Introductory Statement hereof.

SECTION 5.8. Inducement Agreement. Cause RHI to fulfill its obligations under the Inducement Agreement.

SECTION 5.9. Board Materials. Provide the Administrative Agent with all materials distributed in anticipation of or as a result of any meeting of the board of directors (or equivalent governing body) of the Borrower or meeting of any committee thereof; provided, that the Borrower shall not be required to provide copies of any board materials or portion thereof if the Borrower believes upon advice of counsel that such non-delivery is necessary in order to preserve the attorney-client privilege.

SECTION 5.10. Borrower as Parent. The Borrower at all times shall be “Parent” as such term is defined in the Second Lien Agreement.

6. NEGATIVE COVENANTS

From the date hereof and for so long as any amount shall remain outstanding under any Note or any other Obligation shall remain unpaid or unsatisfied, the Borrower agrees that, unless the Required Lenders shall otherwise consent in writing, it will not:

SECTION 6.1. Limitations on Indebtedness. Incur, create, assume or suffer to exist, at Borrower, any preferred stock or Indebtedness of the Borrower, or permit any partnership or joint venture in which the Borrower is a general partner, to incur, create, assume or suffer to exist any Indebtedness other than (in each case, including to the extent constituting Indebtedness, all premium (if any), interest, fees, expenses, charges and additional or contingent interest on the obligations described):

(a) the Indebtedness represented by the Notes and the other Obligations or otherwise arising pursuant to any Fundamental Document in favor of the Administrative Agent and the Lenders;

(b) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts with JPMorgan Chase Bank, N.A.;

(c) Indebtedness of the Borrower arising from the honoring by JPMorgan Chase Bank, N.A. of a check, draft or similar instrument inadvertently drawn by the Borrower in the ordinary course of business against insufficient funds, so long as such Indebtedness is repaid within five (5) Business Days; and

(d) Solely to the extent that any Indebtedness of RHI constitutes Indebtedness of the Borrower pursuant to clause (v)(b) of the definition thereof (as a result of the pledge by the Borrower of the Equity Interests of RHI to the administrative agents under each of the RHI Credit Agreements, respectively, for the benefit of the several lenders thereunder), all obligations of RHI under the RHI Credit Agreements from time to time outstanding.

SECTION 6.2. Limitations on Liens. Incur, create, assume or suffer to exist any Lien on any of its revenue stream, property or assets, whether now owned or hereafter acquired, except:

(a) any Liens of the Administrative Agent (for the benefit of the Administrative Agent and the Lenders) that may be granted under this Credit Agreement, the other Fundamental Documents and any other document contemplated hereby or thereby;

(b) Liens on the Equity Interests of RHI in accordance with each of the RHI Credit Agreements;

(c) Liens for franchise taxes, New York City Unincorporated Business Tax, or Unrelated Business Taxable Income under Applicable Law, the validity or amount of which is not yet due or is currently being contested in good faith by appropriate proceedings pursuant to the terms of Section 5.4 hereof; and

(d) Liens arising by virtue of any statutory or common law provision relating to banker’s Liens, rights of setoff or similar rights with respect to deposit accounts with JPMorgan Chase Bank, N.A.

SECTION 6.3. Limitation on Guaranties. Incur, create, assume or suffer to exist any Guaranty (including any obligation as a general partner of a partnership or as a joint venturer of a joint venture in respect of Indebtedness of such partnership or joint venture), either directly or indirectly, other than:

(a) any Guaranty arising under or contemplated by this Credit Agreement or any other Fundamental Document; and

(b) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

SECTION 6.4. Limitations on Investments. Create, make or incur any Investment after the date hereof, except:

(a) the purchase of Cash Equivalents; and

(b) the Equity Contribution and any other purchase of Equity Interests of RHI or contribution to the equity capital of RHI.

SECTION 6.5. Restricted Payments. Pay or declare or enter into any agreement to pay or otherwise become obligated to make any Restricted Payment other than Restricted Payments with the proceeds of any dividends or distributions from RHI that are not required to repay the Obligations hereunder in accordance with Section 2.8(c) hereof.

SECTION 6.6. Consolidation, Merger, Recapitalization, or Sale of Assets, etc. Whether in one transaction or a series of transactions, wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, or engage in any recapitalization, or sell or otherwise dispose of all or substantially all of its property, stock, Equity Interests or assets other than (x) a merger or consolidation with RHI or (y) any company reorganization of the Borrower in connection with an IPO Transaction and/or a SPAC Transaction; provided, that any such company reorganization shall not become effective until immediately preceding or simultaneously upon the consummation of such IPO Transaction or SPAC Transaction; provided, further, that the parties hereto acknowledge that the foregoing is not a restriction on the ability of the Borrower to make such a transfer in respect of the Equity Interests in RHI but that the Lenders hereunder are reserving all of their rights as unsecured creditors if such transfer is made in violation of this covenant.

SECTION 6.7. Business Activities. Engage in any business activities other than: (i) holding 100% of the Equity Interests in RHI and any corporate activities directly related thereto, (ii) taking any actions permitted hereunder in connection with any Permitted RHI Restricted Payments, (iii) engaging in all company actions in connection with an IPO Transaction and/or a SPAC Transaction; provided, that, any company actions that would result in (x) a reorganization of the Borrower or (y) the Borrower ceasing to own 100% of the Equity Interests in RHI, shall not become effective until immediately preceding or simultaneously upon the consummation of such IPO Transaction or SPAC Transaction, (iv) opening and maintaining bank accounts with JPMorgan Chase Bank, N.A. and (v) any activities in connection with the administration of the Loans and the other obligations of the Borrower arising under the Credit Agreement.

SECTION 6.8. Fiscal Year End. Change its fiscal year end to other than December 31, for any year.

SECTION 6.9. No Further Negative Pledge. Enter into any agreement (i) prohibiting the creation or assumption of any Lien in favor of (a) the Administrative Agent (for the benefit of itself and the Lenders) or (b) an administrative agent or collateral agent (including any successor to the Administrative Agent) under a potential refinancing of the Facility, upon the properties or assets of the Borrower, or (ii) requiring an obligation to be secured as a result of any Lien being granted to the Administrative Agent (for the benefit of itself and the Lenders).

7. EVENTS OF DEFAULT

In the case of the happening and during the continuance of any of the following events (herein called “Events of Default”):

(a) any representation, warranty or certification made by the Borrower in this Credit Agreement or any other Fundamental Document to which it is a party or in any report, financial statement, certificate or other document furnished to the Administrative Agent or any Lender pursuant to this Credit Agreement or any other Fundamental Document, shall prove to have been false or misleading in any material respect when made or delivered;

(b) default shall be made in the payment of principal of the Loans hereunder as and when due and payable, whether by reason of maturity, mandatory prepayment, acceleration or otherwise;

(c) default shall be made in the payment of interest on the Loans hereunder or any other monetary Obligations, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for payment thereof or otherwise and such default shall continue unremedied for three (3) Business Days;

(d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.4 or Article 6 of this Credit Agreement;

(e) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Section 5.1(a) or (b) of this Credit Agreement and such default shall continue unremedied for ten (10) days after date on which such performance is required under such section;

(f) default shall be made by the Borrower in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of this Credit Agreement or any other Fundamental Document, and such default shall continue unremedied for thirty (30) days after the Borrower receives written notice or obtains knowledge of such occurrence;

(g) default shall be made with respect to any payment of any Indebtedness of RHI under either the First Lien Facilities or the Second Lien Facility when due, or in the performance of any other obligation incurred in connection with any such Indebtedness if the effect of such non-payment default is to accelerate the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity and such payment or non-payment default shall not be remedied, cured, waived or consented to within the period of grace with respect thereto;

(h) The Borrower, RHI or any of the Credit Parties (as defined in the RHI Credit Agreements) shall generally not pay its debts as they become due or shall admit in writing its inability to pay its debts, or shall make a general assignment for the benefit of creditors; the Borrower, RHI or any of the Credit Parties (as defined in RHI Credit Agreements) shall commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property or shall file an answer or other pleading in any such case, proceeding or other action admitting the material allegations of any petition, complaint or similar pleading filed against it or consenting to the relief sought therein; the Borrower, RHI or any of the Credit Parties (as defined in the RHI Credit Agreements) shall take any action to authorize, or in contemplation of, any of the foregoing;

(i) any involuntary case, proceeding or other action against the Borrower, RHI or any of the Credit Parties (as defined in the RHI Credit Agreements) shall be commenced seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, and such case, proceeding or other action (i) results in the entry of any order for relief against it, or (ii) shall remain undismissed for a period of sixty (60) days;

(j) any final judgment(s) for the payment of money in an amount in excess of $500,000 in the aggregate shall be rendered against the Borrower (to the extent not adequately covered by insurance issued by a solvent and unaffiliated insurance company which has acknowledged such coverage in writing) and within sixty (60) days from the entry of such judgment shall not have been discharged or stayed pending appeal or shall not have been discharged or bonded in full within sixty (60) days from the entry of a final order of affirmance on appeal;

(k) default shall be made by RHI in the due observance or performance of (i) the covenants, conditions or agreements to be observed or performed by it pursuant to the terms of Sections 3 and 4 of the Inducement Agreement (provided, that any default under Sections 4(b) or (e) thereof shall not give rise to an Event of Default under this Credit Agreement unless such default shall continue unremedied until the earliest to occur of (x) ten (10) days after either the Borrower or RHI receives written notice or obtains knowledge of such occurrence, (y) with respect to any Interest Payment Date, for more than three (3) Business Days after such Interest Payment Date and (z) the Maturity Date); or (ii) any other covenants, conditions or agreements to be observed or performed by it under the Inducement Agreement and such default shall continue unremedied for 10 days after the Borrower receives written notice or obtains knowledge of such occurrence;

(l) the incurrence of Indebtedness by any one or more newly created parent entities of the Borrower, if any, that directly or indirectly owns any membership interests of the Borrower;

(m) a default shall occur under Section 7(k) of either or both of the RHI Credit Agreements (as of the date hereof); or

(n) a Change in Control shall occur;

then, in every such event and at any time thereafter during the continuance of such event, the Administrative Agent may, or if directed by the Required Lenders, shall, take any or all of the following actions, at the same or different times: (x) terminate forthwith the Commitments, and/or (y) declare the principal of and the interest on the Loans and the Notes and all other amounts payable hereunder or thereunder to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without presentment, demand, protest, notice of acceleration or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or in the Notes to the contrary notwithstanding. If an Event of Default specified in paragraph (h) or (i) above shall have occurred, the principal of, and interest on, the Loans and the Notes and all other amounts payable hereunder and thereunder shall automatically become due and payable without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived, anything in this Credit Agreement or the Notes to the contrary notwithstanding. Such remedies shall be in addition to any other remedy available to the Administrative Agent or the Lenders pursuant to Applicable Law or otherwise.

8. THE ADMINISTRATIVE AGENT

SECTION 8.1. Administration by the Administrative Agent. The general administration of the Fundamental Documents and any other documents contemplated by this Credit Agreement or any other Fundamental Document shall be by the Administrative Agent or its designees; provided, that, notwithstanding anything in this Credit Agreement to the contrary, the Administrative Agent shall, except with respect to exchanging or submitting information or notices from the Borrower to the Lenders or its responsibilities under Sections 8.2 or 8.4 hereof, not act or exercise or refrain from exercising its powers or discretion hereunder or under the Fundamental Documents, the Notes or any other documents contemplated by this Credit Agreement or any other Fundamental Document except as directed by the Required Lenders in writing. Except as otherwise expressly provided herein, each of the Lenders hereby irrevocably authorizes the Administrative Agent, at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Fundamental Documents, the Notes and any other documents contemplated by this Credit Agreement or any other Fundamental Document as are expressly delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Administrative Agent shall have no duties or responsibilities except as set forth in the Fundamental Documents. Notwithstanding the foregoing or anything to the contrary in any Fundamental Document, the Administrative Agent may at any time elect, prior to performing any action (or inaction) requiring the exercise of its discretion or making any determination requiring such determination, to notify the Lenders of the relevant issue and forbear from taking any such action or making any such determination until it shall have been instructed to do so by the Required Lenders.

SECTION 8.2. Payments. As between the Administrative Agent and the Lenders, any amounts received by the Administrative Agent in connection with the Fundamental Documents, the application of which is not otherwise provided for in Article 2 hereof, shall be applied, first, to pay accrued but unpaid interest on the Loans in accordance with the amount of outstanding Loans owed to each Lender and second, to pay the principal balance outstanding on the Loans (with amounts payable on the principal balance outstanding on the Loans in accordance with the amount of outstanding Loans owed to each Lender), and to pay any other obligations then due under this Credit Agreement. All amounts to be paid to any Lender by the Administrative Agent shall be credited to that Lender, after collection by the Administrative Agent, in immediately available funds either by wire transfer or deposit in such Lender’s correspondent account with the Administrative Agent, or as such Lender and the Administrative Agent shall from time to time agree.

SECTION 8.3. Sharing of Setoffs and Cash Collateral. Each of the Lenders agrees that if it shall, through the exercise of a right of banker’s Lien, setoff or counterclaim against the Borrower (including, but not limited to, a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law) or otherwise, obtain payment in respect of its Loans as a result of which the unpaid portion of its Loans is proportionately less than the unpaid portion of Loans of any of the other Lenders (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lenders a participation in the Loans of such other Lenders, so that the aggregate unpaid principal amount of each of the Lender’s Loans shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and as the principal amount of its Loans prior to the obtaining of such payment was to the principal amount of all Loans outstanding prior to the obtaining of such payment, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro rata. If all or any portion of such excess payment is thereafter recovered from the Lender which originally received such excess payment, such purchase (or portion thereof) shall be canceled and the purchase price restored to the extent of such recovery. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender or Lenders holding (or deemed to be holding) a participation in a Note may exercise any and all rights of banker’s Lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender or Lenders as fully as if such Lender or Lenders held a Note and was the original obligee thereon, in the amount of such participation.

SECTION 8.4. Notice to the Lenders. Upon receipt by the Administrative Agent from the Borrower of any communication calling for an action on the part of the Lenders, or upon notice to the Administrative Agent of any Event of Default, the Administrative Agent will in turn immediately inform the other Lenders in writing (which shall include facsimile communications) of the nature of such communication or of the Event of Default, as the case may be.

SECTION 8.5. Liability of the Administrative Agent.

(a) The Administrative Agent, when acting on behalf of the Lenders, may execute any of its duties under this Credit Agreement or the other Fundamental Documents by or through its officers, agents or employees and neither the Administrative Agent nor its officers, agents or employees shall be liable to the Lenders or any of them for any action taken or omitted to be taken in good faith, nor be responsible to the Lenders or to any of them for the consequences of any oversight or error of judgment, or for any loss, unless the same shall happen through its gross negligence or willful misconduct. The Administrative Agent and its respective directors, officers, agents, and employees shall in no event be liable to the Lenders or to any of them for any action taken or omitted to be taken by it pursuant to instructions received by it from the Required Lenders or in reliance upon the advice of counsel selected by it with reasonable care. Without limiting the foregoing, neither the Administrative Agent nor any of its respective directors, officers, employees, or agents shall be responsible to any of the Lenders for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any statement, warranty, or representation in, this Credit Agreement, any other Fundamental Document or any related agreement, document or order, or shall be required to ascertain or to make any inquiry concerning the performance or observance by the Borrower of any of the terms, conditions, covenants, or agreements of this Credit Agreement, any other Fundamental Document, or any related agreement or document.

(b) Neither the Administrative Agent (in its capacity as agent for the Lenders), nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any of the Lenders (other than JPM Mezzanine Capital, LLC) of any of such Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith. No Lender nor any of its directors, officers, employees or agents shall have any responsibility to the Borrower on account of the failure or delay in performance or breach by any other Lender of such other Lender’s obligations under this Credit Agreement, the other Fundamental Documents or any related agreement or document or in connection herewith or therewith.

(c) The Administrative Agent, in its capacity as agent for the Lenders hereunder shall be entitled to rely on any communication, instrument or document believed by it to be genuine or correct and to have been signed or sent by a Person or Persons believed by it to be the proper Person or Persons, and it shall be entitled to rely on advice of legal counsel, independent public accountants, and other professional advisers and experts selected by it with reasonable care.

SECTION 8.6. Reimbursement and Indemnification. Each of the Lenders agrees (i) to reimburse the Administrative Agent for such Lender’s Pro Rata Share of any expenses and fees incurred for the benefit of the Lenders under the Fundamental Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by or on behalf of the Borrower and (ii) to indemnify and hold harmless the Administrative Agent and any of its directors, officers, employees, or agents, on demand, in accordance with such Lender’s Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, it or any of them in any way relating to or arising out of any of the Fundamental Documents or any related agreement or document, or any action taken or omitted by it or any of them under any Fundamental Documents or any related agreement or document, to the extent not reimbursed by or on behalf of the Borrower (except such as shall result from its gross negligence or willful misconduct). To the extent indemnification payments made by the Lenders pursuant to this Section 8.6 are subsequently recovered by the Administrative Agent from the Borrower, the Administrative Agent will promptly refund such previously paid indemnity payments to the Lenders.

SECTION 8.7. Rights of Administrative Agent. It is understood and agreed that the Administrative Agent shall have the same duties, rights and powers as a Lender hereunder (including the right to give such instructions) as any of the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrower or any Affiliate thereof, as though it were not the Administrative Agent of the Lenders under this Credit Agreement and the other Fundamental Documents.

SECTION 8.8. Independent Investigation by Lenders. Each of the Lenders acknowledges that it has decided to enter into this Credit Agreement and the other Fundamental Documents and to make the Loans hereunder based on its own analysis of the transactions contemplated hereby and of the creditworthiness of the Borrower and agrees that the Administrative Agent shall not bear any responsibility therefor.

SECTION 8.9. Agreement of Required Lenders. Except as set forth in Section 9.10 hereof, upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Lenders, action shall be taken by the Administrative Agent for and on behalf of, or for the benefit of, all Lenders upon the direction of the Required Lenders and any such action shall be binding on all Lenders. For the avoidance of doubt, any Kelso Affiliated Lender shall have no right to vote on any matters under this Credit Agreement except where the vote of all Lenders or all affected Lenders is required as set forth in Section 9.10. No amendment, modification, consent or waiver shall be effective except in accordance with the provisions of Section 9.10 hereof.

SECTION 8.10. Notice of Transfer. The Administrative Agent may deem and treat any Lender which is a party to this Credit Agreement as the owner of such Lender’s respective portions of the Loans for all purposes, unless and until a written notice of the assignment or transfer thereof executed by any such Lender shall have been received by the Administrative Agent and become effective in accordance with Section 9.3 hereof.

SECTION 8.11. Successor Administrative Agent. The Administrative Agent may resign at any time by giving ten days’ prior written notice thereof to the Lenders and the Borrower and shall resign upon the written request of the Required Lenders, but such resignation shall not become effective until acceptance by a successor agent of its appointment pursuant hereto, provided, however, that any resignation by JPMorgan Chase Bank, N.A. from its position as Administrative Agent shall become effective no later than thirty (30) days from the delivery of such a resignation. Upon any such resignation, the retiring Administrative Agent shall consult with the Borrower and shall promptly appoint a successor agent from among the Lenders; provided, that in the case of a resignation at the Administrative Agent’s option, such replacement is reasonably acceptable (as evidenced in writing) to the Required Lenders and, in any case, is reasonably acceptable to the Borrower; provided, however, that (a) such approval by the Borrower shall not be required at any time when a Default or Event of Default is continuing and (b) in no case shall any “hedge fund”, as such term is currently understood, become a Successor Administrative Agent. If no successor agent shall have been so appointed by the retiring Administrative Agent and shall have accepted such appointment, within 30 days after the retiring agent’s giving of notice of resignation, the Required Lenders may appoint a successor agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor agent, such successor agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Credit Agreement, the other Fundamental Documents and any other credit documentation. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article 8 and Article 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Credit Agreement.

9. MISCELLANEOUS

SECTION 9.1. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy or electronic photocopy (i.e. “PDF”), as follows:

(i)

if to the Borrower, to it at RHI Entertainment Holdings, LLC, 1325 Sixth Avenue, Ste. 2100, New York, New York 10022 (Telecopy No. (212) 977-9049), Attention: William Aliber and Michael Isaacson; e-mail: BAliber@rhifilms.com and MIsaacson@rhifilms.com, with a copy to Latham & Watkins LLP, 885 Third Avenue, Suite 1000, New York, New York 10022, Attention: Dennis D. Lamont, (Telecopy No. (212) 751-4864), e-mail: dennis.lamont@lw.com;

(ii)

if to the Administrative Agent, to (x) JPMorgan Chase Bank, N.A., 10 South Dearborn Street, 9th Floor, Chicago, IL 60603-2003, Attention: Stephen C. Price (Telecopy No. (312) 325-3239); e-mail: stephen.c.price@jpmorgan.com, with copies to (y) JPMorgan Chase Bank, N.A., JPMorgan Loan Services, 10 South Dearborn Street, 7th Floor, Chicago, Illinois 60603, Attention: Margaret Mamani (Telecopy No. (312) 385-7098); e-mail: margaret.m.mamani@jpmchase.com; and to (y) J.P. Morgan Securities Inc., 1999 Avenue of the Stars, 27th Floor, Los Angeles, California 90067, Attention: Christa Thomas (Telecopy No. (310) 860-7260); e-mail: christa.thomas@jpmorgan.com and (z) JPM Mezzanine Capital, LLC, 277 Park Avenue, 9th Floor, New York, New York, 10172, Attention: Betsy E. Cadwallader; e-mail: betsy.e.cadwallader@jpmorgan.com (Telecopy No. (212) 622-6642); and

(iii)	if to any Lender, to it at its address (or telecopy number) set forth on the signature pages hereto.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower may, each in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to all of the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.2. Survival of Agreement, Representations and Warranties, etc. All warranties, representations and covenants made by the Borrower herein, in any other Fundamental Document or in any certificate or other instrument delivered by it or on its behalf in connection with this Credit Agreement or any other Fundamental Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and, except for any terminations, amendments, modifications or waivers thereof in accordance with the terms hereof, shall survive the making of the Loans herein contemplated and the execution and delivery to the Administrative Agent of the Notes regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf and shall continue in full force and effect so long as any Obligation is outstanding and unpaid. All statements in any such certificate or other instrument shall constitute representations and warranties by the Borrower hereunder.

SECTION 9.3. Successors and Assigns; Loan Sales; Participations.

(a) Whenever in this Credit Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; provided, however, that the Borrower may not assign its rights hereunder without the prior written consent of the Administrative Agent and all Lenders, and all covenants, promises and agreements by or on behalf of the Borrower which are contained in this Credit Agreement shall inure to the benefit of the successors and assigns of the Administrative Agent and the Lenders.

(b) Each of the Lenders, other than any Kelso Affiliated Lender, may (but only with the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed and, at any time prior to the occurrence of a Default or Event of Default under Section 7(b), (c), (h) or (i) with the prior written consent of the Borrower, which consent will not be unreasonably withheld or delayed) assign to an Eligible Assignee any portion of its interests, rights and obligations under this Credit Agreement (including, without limitation, all or a portion of all Loans at the time owing to it and the Notes, if any, held by it); provided, however, that (i) each assignment shall be of a constant, and not a varying, percentage of the assigning Lender’s interests, rights and obligations under this Credit Agreement, (ii) each assignment shall be in a minimum principal amount equal to $1,000,000; provided that, such minimum amount shall not apply to assignments by Lenders who then hold Loans in a principal amount of less than $1,000,000 in the aggregate so long as the entirety of their remaining Loans are being assigned in full, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption, together with the assigning Lender’s original Note if one has been issued to the Lender pursuant to Section 2.4 hereof and a processing and recordation fee of $3,500 to be paid to the Administrative Agent by the assigning Lender or the assignee and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an “Administrative Questionnaire” in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and Applicable Laws, including federal and state securities laws; provided, further, that JPM Mezzanine Capital, LLC or its Affiliates may not, without the prior written consent of Borrower, assign all or a portion of its or their interests, rights and obligations under this Credit Agreement in an amount that would result in JPM Mezzanine Capital, LLC and its Affiliates, collectively, and without aggregation with any other Lender or Lenders, ceasing to constitute the “Required Lenders” under this Credit Agreement at any time that any Obligations under this Credit Agreement have accrued or remain outstanding (for the avoidance of doubt, the aggregate amount of all interest that the Borrower may pay-in-kind in accordance with this Credit

Agreement over the term of this Facility shall be deemed to have been paid-in-kind in determining the amount of Loans that JPM Mezzanine Capital, LLC or its Affiliates may assign hereunder without the prior written consent of the Borrower). For the avoidance of doubt, any Kelso Affiliated Lender may not, without the prior written consent of the Administrative Agent, assign or participate its interest in the Loans to any Person except to one of its Affiliates that agrees in writing to be bound by the restrictions on voting rights applicable to such Kelso Affiliated Lender set forth in Section 9.10(a) hereof and the definition of “Required Lenders” hereunder. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, which effective date shall not (unless otherwise agreed to by the Administrative Agent) be earlier than five Business Days after the date of acceptance and recording by the Administrative Agent, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder and under the other Fundamental Documents and shall be bound by the provisions hereof, and (y) the assigning Lender thereunder shall, to the extent provided in such Assignment and Assumption, relinquish its rights and be released from its obligations under this Credit Agreement except that, notwithstanding such assignment, any rights and remedies available to the Borrower for any breaches by such assigning Lender of its obligations hereunder while a Lender shall be preserved after such assignment and such Lender shall not be relieved of any liability to the Borrower due to any such breach. In the case of an Assignment and Assumption covering all or the remaining portion of the assigning Lender’s rights and obligations under this Credit Agreement, such assigning Lender shall cease to be a party hereto.

(c) Notwithstanding any provision herein otherwise requiring the consent of the Borrower, each Lender, may at any time make an assignment of its interests, rights and obligations under this Credit Agreement without the consent of the Borrower or the Administrative Agent, to any Eligible Assignee that is (i) an Affiliate of such Lender, (ii) a Person, or Affiliate of a Person, that manages such Lender (a “Related Fund”), (iii) another Lender hereunder or (iv) an Approved Fund; provided, that a Kelso Affiliated Lender may only make an assignment under this Section 9.3(c) if the Kelso Affiliated Lender’s assignee agrees in writing to be bound by the restrictions on voting rights applicable to such Kelso Affiliated Lender set forth in Section 9.10(a) hereof and the definition of “Required Lenders” hereunder. Further, any assignment under this Section 9.3(c) to any Affiliate of the assigning Lender, a Related Fund or any other Lender hereunder shall not be subject to the requirement of Section 9.3(b)(ii) that the amount of the Loans of the assigning Lender subject to each assignment be in a minimum principal amount of $1,000,000, and any such assignment to any Affiliate of the assigning Lender shall not release the assigning Lender of its remaining obligations hereunder, if any.

(d) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby and that such interest is free and clear of any adverse claim, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or any other Fundamental Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Fundamental

Documents or any other instrument or document furnished pursuant hereto or thereto; (ii) such assignor Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Fundamental Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.1(a) and 5.1(b) (if such financial statements shall have theretofore been delivered) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee agrees that it will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement or any other Fundamental Document; (v) such assignee appoints and authorizes the Administrative Agent to take such action as the agent on its behalf and to exercise such powers under this Credit Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will be bound by the provisions of this Credit Agreement and will perform in accordance with their terms all of the obligations which by the terms of this Credit Agreement are required to be performed by it as a Lender.

(e) The Administrative Agent (acting for this purpose on behalf of the Borrower) shall maintain at its address at which notices are to be given to it pursuant to Section 9.1 a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of the Fundamental Documents. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(f) Subject to the foregoing, upon its receipt of an Assignment and Assumption executed by an assigning Lender and an assignee together with the assigning Lender’s original Notes, if applicable, and the processing and recordation fee, the Administrative Agent shall, if such Assignment and Assumption has been completed, is in the form of Exhibit C hereto, and has been, if applicable, consented to in writing by the Borrower, (i) accept such Assignment and Assumption, and (ii) record the information contained therein in the Register. Within five (5) Business Days after receipt of the notice and upon the request of the assignee, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note (if any), a new Note payable to such assignee in an amount equal to the Loan owing to it assumed by it pursuant to such Assignment and Assumption and if the assigning Lender has retained a portion of the Loan owing to it hereunder and so requests, a new Note to the assigning Lender in an amount equal to the portion of the Loan owing to it and retained hereunder. Any such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Note, if any, and shall otherwise be substantially in the form of Exhibit A hereto.

(g) Each of the Lenders, other than any Kelso Affiliated Lender, may, without the consent of the Borrower, the Administrative Agent or the other Lenders, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Credit Agreement (including, without limitation, all or a portion of the Loans owing to it and the Note, if any, held by it); provided, however, that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii)  such participant shall not be granted any voting rights or any right to control the vote of such Lender under this Credit Agreement, except with respect to proposed reductions in interest rates or fees, increases in the amounts of Loans made hereunder, final maturity of any Loan, and fees (in each case, only as applicable to such participant), (iii) any such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) the participating banks or other entities shall be entitled to the cost protection provisions contained in Section 2.8 and Section 2.10 (subject to the last sentence of this Section 9.3(g)) hereof but a participant shall not be entitled to receive pursuant to such provisions an amount larger than its share of the amount to which the Lender granting such participation would have been entitled to receive, and (v) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s and its participants’ rights and obligations under this Credit Agreement. No holder of a participating interest shall be entitled to the benefits of Section 2.10, unless the Borrower is notified of the participation sold to such holder and such holder agrees, for the benefit of the Borrower, to comply with Section 2.10(e) and Section 2.10(f) as though it were a Lender.

(h) A Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.3, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower furnished to the Administrative Agent or such Lender by or on behalf of the Borrower (provided that such proposed assignee or participant agrees to hold such information confidential in accordance with Section 9.17 hereof).

(i) Any assignment pursuant to paragraph (b) or (c) of this Section 9.3 shall constitute an amendment of the Schedule of Commitments as of the effective date of such assignment without any other further action required.

(j) The Borrower consents that any Lender may at any time and from time to time pledge or otherwise grant a security interest in any Loan or in any Note evidencing the Loans (or any part thereof) to (i) any Federal Reserve Bank or (ii) in the case of any Lender that is not a commercial bank, savings and loan association or savings bank, to any holders of obligations owed, or securities issued, by such Lender including to any trustee for, or any other representative of, such holders; and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or grant of security interest under this Section 9.3(j) shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.4. Expenses; Documentary Taxes. Subject to the limitation agreed between the Borrower and the Arranger and the Administrative Agent for expenses accrued through the Closing Date, whether or not the transactions hereby contemplated shall be consummated, the Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Arranger in connection with, or growing out of, the performance of due diligence, the negotiation, preparation, execution, delivery, waiver or modification and administration of this Credit Agreement and any other documentation contemplated hereby, the making of the Loans or any Fundamental Document, including but not limited to, the reasonable and documented out-of-pocket costs and reasonable internally allocated charges of audit examinations of the Administrative Agent in connection with the administration of this Credit Agreement (provided that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be responsible for the cost of more than one (1) such audit examination during any calendar year) and the reasonable fees and disbursements of Morgan, Lewis & Bockius, LLP, counsel for the Administrative Agent and if necessary, one other local counsel per jurisdiction that the Administrative Agent shall retain, and (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Lenders in the enforcement or protection (as distinguished from administration) of the rights and remedies of the Lenders in connection with this Credit Agreement, the Notes, or the other Fundamental Documents, or as a result of any transaction, action or non-action arising from any of the foregoing, including, the fees and disbursements of a single counsel for the Administrative Agent or the Lenders. Such payments shall be made on the date this Credit Agreement is executed by the Borrower and thereafter on demand. The Borrower agrees that it shall indemnify the Administrative Agent and the Lenders from and hold them harmless against any documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Credit Agreement or the Notes. Notwithstanding any provision to the contrary, the Borrower’s obligations under this Section 9.4 shall not be duplicative of any amounts paid by Borrower under any other provision of this Credit Agreement. The obligations of the Borrower under this Section shall survive the termination of this Credit Agreement and the payment of the Loans.

SECTION 9.5. Indemnity. The Borrower agrees (a) to indemnify and hold harmless the Administrative Agent, the Arranger and the Lenders, and their respective directors, officers, employees, controlling persons, affiliates and agents (each an “Indemnified Party”) (to the full extent permitted by Applicable Law) from and against any and all demands, losses, claims, damages, liabilities or related out-of-pocket expenses (including liabilities for penalties and reasonable fees, disbursements and other charges of one counsel plus one counsel per local jurisdiction) incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender, the Administrative Agent or the Arranger is a party thereto) related to the entering into and/or performance of any Fundamental Document or the use of the proceeds of any Loans hereunder or the consummation of the transaction contemplated in any Fundamental Document (but excluding any such losses, liabilities, claims, damages or expenses of an Indemnified Party to the extent they are found in a final judgment of a court of competent jurisdiction to have been incurred by reason of the gross negligence, bad faith or willful misconduct of, or breach of any Fundamental Document by such Indemnified Party or its directors, officers, employees, Affiliates, agents and controlling persons). If any proceeding, including any governmental investigation, shall be instituted involving any Indemnified Party, in respect of which indemnity may be sought against the Borrower, such Indemnified Party shall promptly notify the Borrower in writing. The foregoing indemnity agreement includes any costs incurred by an Indemnified Party in connection with any action or proceeding in connection with which any officer or employee of the Administrative Agent, the Arranger or the Lenders is called as a witness or deponent, including, but not limited to, the reasonable fees and disbursements of outside counsel to the Administrative Agent and the Arranger and any reasonable out-of-pocket costs incurred by the Administrative Agent, the Arranger or the Lenders in appearing as a witness or in otherwise complying with legal process served upon them. The obligations of the Borrower under this Section 9.5 shall survive the termination of this Credit Agreement and the payment of the Loans and shall inure to the benefit of any Lender and its associated Indemnified Parties notwithstanding the assignment by such Lender of all of its Loans hereunder.

If the Borrower shall fail to do any act or thing which it has covenanted to do hereunder or under a Fundamental Document, which failure would cause a Default or Event of Default to occur hereunder, or any representation or warranty of the Borrower shall be breached, the Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach and there shall be added to the Obligations hereunder the cost or expense incurred by the Administrative Agent in so doing, and any and all amounts expended by the Administrative Agent in taking any such action shall be repayable to it upon its demand therefor and shall bear interest at a rate per annum of 2% in excess of the rate then in effect for Loans from time to time in effect from the date advanced to the date of repayment.

SECTION 9.6. CHOICE OF LAW. THIS CREDIT AGREEMENT AND THE NOTES SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK WHICH ARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE AND, IN THE CASE OF PROVISIONS RELATING TO INTEREST RATES, ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.

SECTION 9.7. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE BORROWER HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT OR THE SUBJECT MATTER THEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT OR TORT OR OTHERWISE. THE BORROWER ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THE PROVISIONS OF THIS SECTION CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS CREDIT AGREEMENT AND ANY OTHER FUNDAMENTAL DOCUMENT. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.7 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE BORROWER TO THE WAIVER OF ITS RIGHTS TO TRIAL BY JURY.

SECTION 9.8. WAIVER WITH RESPECT TO DAMAGES. THE BORROWER ACKNOWLEDGES THAT NEITHER THE ADMINISTRATIVE AGENT, THE ARRANGER NOR ANY LENDER HAS ANY FIDUCIARY RELATIONSHIP WITH, OR FIDUCIARY DUTY TO, THE BORROWER, ARISING OUT OF OR IN CONNECTION

WITH THIS CREDIT AGREEMENT OR ANY OTHER FUNDAMENTAL DOCUMENT AND THE RELATIONSHIP BETWEEN THE ADMINISTRATIVE AGENT, THE ARRANGER AND THE LENDERS, ON THE ONE HAND, AND THE BORROWER, ON THE OTHER HAND, IN CONNECTION THEREWITH IS SOLELY THAT OF DEBTOR AND CREDITOR. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER SHALL NOT ASSERT, AND HEREBY WAIVES, ANY CLAIMS AGAINST THE ADMINISTRATIVE AGENT, THE ARRANGER AND THE LENDERS ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS CREDIT AGREEMENT, ANY FUNDAMENTAL DOCUMENT, ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 9.9. No Waiver. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy hereunder, under the Notes or any other Fundamental Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

SECTION 9.10. Amendments, etc.

(a) No modification, amendment or waiver of any provision of this Credit Agreement or any Fundamental Document (except to the extent expressly contemplated herein or therein), and no consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders and the Administrative Agent, and acknowledged and agreed to by the Borrower and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no such modification, amendment, waiver or consent shall, without the written consent of all Lenders, (i) amend or modify any provision of this Credit Agreement which provides for the unanimous consent or approval of the Lenders, (ii) subordinate the Obligations hereunder to other Indebtedness, (iii) amend the definition of “Required Lenders” to decrease the percentages of Lenders referred to therein, (iv) amend or modify this Section 9.10(a), (B) no such modification, amendment, waiver or consent shall (i) increase the Commitment of any Lender or (ii) alter the final scheduled maturity or principal amount of any Loan, or decrease the rate of interest payable thereon, or delay the fixed scheduled maturity of any payment required to be made under this Credit Agreement, in each case, without the written consent of each Lender so affected and (C) no such modification, amendment, waiver or consent shall amend Section 8.1 hereof without the written consent of the Administrative Agent. Notwithstanding anything in this Credit Agreement to the contrary, any Kelso Affiliated Lender and its assignees shall be treated as a Lender for purposes of the proviso in the first sentence of this Section 9.10(a). No notice to or demand on the Borrower shall entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not such Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by any holder of such Note shall bind any Person subsequently acquiring such Note, whether or not such Note is so marked.

(b) If any Lender (i) requests compensation under Sections 2.8(b) or 2.10 (ii) defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort and upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.3), all of its interests, rights and obligations under this Credit Agreement to another Lender or an Eligible Assignee which shall assume such obligations and which accepts such assignment; provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent in its sole and absolute discretion, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any payments required to be made pursuant to Sections 2.8(b) or 2.10, such assignment will result in a reduction in such compensation or payments or rate of interest thereafter. No Lender shall be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Lenders holding at least 66 2/3% of the aggregate principal amount of Loans then outstanding, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then, so long as an Administrative Agent is not a Non-Consenting Lender, the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Credit Agreement, provided that, concurrently with such replacement, (i) another Lender or Eligible Assignee, which is reasonably satisfactory to the Borrower and the Administrative Agent in each’s sole and absolute discretion, shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Credit Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.3, and (ii) such Non-Consenting Lender shall receive in same day funds on the day of such replacement (1) an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts then payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), including, without limitation, payments due to such Non-Consenting Lender under Section 2.10 hereof, and (2) an amount from the Borrower, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.8(b) had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.

SECTION 9.11. Severability. Any provision of this Credit Agreement or of the Notes which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.12. SERVICE OF PROCESS; SUBMISSION TO JURISDICTION. THE BORROWER (THE “SUBMITTING PARTY”) HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK IN NEW YORK COUNTY AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, ANY OTHER FUNDAMENTAL DOCUMENT AND THE SUBJECT MATTER THEREOF. THE SUBMITTING PARTY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, (A) HEREBY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN THE ABOVE-NAMED COURTS, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF SUCH COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS CREDIT AGREEMENT, THE SUBJECT MATTER HEREOF, THE OTHER FUNDAMENTAL DOCUMENTS OR THE SUBJECT MATTER THEREOF (AS APPLICABLE) MAY NOT BE ENFORCED IN OR BY SUCH COURT, (B) HEREBY WAIVES THE RIGHT TO REMOVE ANY SUCH ACTION, SUIT OR PROCEEDING INSTITUTED BY THE ADMINISTRATIVE AGENT OR A LENDER IN STATE COURT TO FEDERAL COURT, AND (C) HEREBY WAIVES THE RIGHT TO ASSERT IN ANY SUCH ACTION, SUIT OR PROCEEDING ANY OFFSETS OR COUNTERCLAIMS EXCEPT COUNTERCLAIMS THAT ARE COMPULSORY OR OTHERWISE ARISE FROM THE SAME SUBJECT MATTER. THE SUBMITTING PARTY HEREBY CONSENTS TO SERVICE OF PROCESS BY MAIL AT THE ADDRESS TO WHICH NOTICES ARE TO BE GIVEN TO IT PURSUANT TO SECTION 9.1 HEREOF. FINAL JUDGMENT AGAINST THE SUBMITTING PARTY IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE, AND MAY BE ENFORCED IN ANY OTHER JURISDICTION (X) BY SUIT, ACTION OR PROCEEDING ON THE JUDGMENT, A CERTIFIED OR TRUE COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND OF THE AMOUNT OF INDEBTEDNESS OR LIABILITY OF THE SUBMITTING PARTY, OR (Y) IN ANY OTHER MANNER PROVIDED BY OR PURSUANT TO THE LAWS OF SUCH OTHER JURISDICTION; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT OR A LENDER MAY AT ITS OPTION BRING SUIT, OR INSTITUTE OTHER JUDICIAL PROCEEDINGS AGAINST THE SUBMITTING PARTY OR ANY OF ITS ASSETS IN ANY STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA OR OF ANY COUNTRY OR PLACE WHERE THE SUBMITTING PARTY OR SUCH ASSETS MAY BE FOUND.

SECTION 9.13. Headings. Section headings used herein and the Table of Contents are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Credit Agreement.

SECTION 9.14. Execution in Counterparts. This Credit Agreement may be executed by facsimile and in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

SECTION 9.15. USA Patriot Act. Each Lender hereby notifies the Borrower that, pursuant to the requirements of the USA Patriot Act or similar foreign statutory requirements, it is required to obtain, verify and record information that identifies the Borrower, which information includes, among other things the name and address of the Borrower, certified copies of a current passport or driving license of the directors of the Borrower, certified copies of utility bills of the Borrower, local authority tax bill or building account statement for the main directors of the Borrower, copies of resolutions authorizing the Borrower to open accounts and details of principal directors, signatories and shareholders of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the USA Patriot Act or such similar foreign statutory requirements.

SECTION 9.16. Entire Agreement. This Credit Agreement (including the Exhibits and Schedules hereto) represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any of the parties hereto prior to the execution of this Credit Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Credit Agreement.

SECTION 9.17. Confidentiality.

(a) Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to it and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by Applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Credit Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Credit Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent or any Lender on a non-confidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower; provided, that in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such

Person would accord to its own confidential information. This Section 9.17 shall replace in its entirety any confidentiality agreements entered into by any of Kelso, any member of the Kelso Group and the Borrower with the Administrative Agent and the Lenders hereto prior to the Closing Date.

(b) Each lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public Information concerning the Borrower and its related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public Information and that it will handle such material non-public Information in accordance with those procedures and Applicable Law, including federal and state securities laws.

(c) all Information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level Information, which may contain material non-public Information about the Borrower and its related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its “Administrative Questionnaire” a credit contact who may receive information that may contain material non-public Information in accordance with its compliance procedures and Applicable Law.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and the year first written.

BORROWER:

RHI ENTERTAINMENT HOLDINGS, LLC
By	/s/ William Aliber
Name:
Title:

Signature Pages to Credit Agreement

ADMINISTRATIVE AGENT:

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By	/s/ Christa Thomas
Name:
Title:

Signature Pages to Credit Agreement

LENDERS:

JPM MEZZANINE CAPITAL, LLC,
By	/s/ Aized A. Rabbant
Name:
Title:

Signature Pages to Credit Agreement

LENDERS:

KELSO AIV VII, L.P.
By	/s/ James Conners
Name:
Title:
Address:

Signature Pages to Credit Agreement

LENDERS:

KELSO VI AIV, LLC
By	/s/ James Conners
Name:
Title:
Address:

Signature Pages to Credit Agreement

(continued)

Page

SCHEDULE 3.18

Bank Accounts

Account Number 786-416180 with JPMorgan Chase Bank, N.A.

iii

(continued)

Page

Exhibits

A	Form of Note
B	Form of Opinion of Latham & Watkins LLP, counsel to the Borrower
C	Form of Assignment and Assumption
D	Form of Inducement Agreement
E	Form of Borrowing Certificate

iv

(continued)

(continued)